Exhibit T3A.113

Delaware	PAGE 1
The first State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “DAKOTA SQUARE MALL CMBS, LLC”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF MARCH, A.D. 2012, AT 1:51 O’CLOCK P.M.

5123360 8100 120304988 You may verify this certificate online at corp. delaware. gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9427433 DATE: 03–13–12

            State of Delaware

         Secretary of State

    Division of Corporations

Delivered 01:58 PM 03/13/2012

    FILED 01:51 PM 03/13/2012

SRV 120304988 - 5123360 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Dakota Square Mall CMBS, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington.

Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 13th day of March, 2012.

By:	/s/ James D. Henderson
Authorized Person(s)

Name:	James D. Henderson